EXHIBIT 14

                       CODE OF BUSINESS CONDUCT AND ETHICS

                  The Board of Directors of Hydro Environmental Resources, Inc. (with its subsidiaries, the "Company") has adopted this code of ethics (this "Code") to:

                  o    Promote  honest  and  ethical  conduct,   including  fair
                       dealing  and  the  ethical   handling  of   conflicts  of
                       interest.

                  o Promote full, fair, accurate, timely, and understandable disclosure.

                  o Promote compliance with applicable laws and governmental rules and regulations.

                  o    Ensure  the   protection  of  the  Company's   legitimate
                       business interests, including corporate opportunities, assets, and confidential information.

                  o    Deter wrongdoing.

                  All directors, officers, and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.

                  From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors. Any waiver for other employees may be made only by the Code of Ethics Contact Person.

                  1. Honest and Candid Conduct. Each director, officer, and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity. Each director, officer, and employee must:

                  o Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies.

                  o Observe both the form and spirit of laws and governmental rules and regulations, accounting standards, and Company policies.

                  o    Adhere to a high standard of business ethics.

                  2. Conflicts of Interest. A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer, or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer, or employee, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person.

                  Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

                  In particular, clear conflict of interest situations involving directors, executive officers, and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

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                  o    Any  significant  ownership  interest in any  supplier or
                       customer.

                  o    Any  consulting  or  employment   relationship  with  any
                       customer, supplier, or competitor.

                  o Any outside business activity that detracts from an individual's ability to devote appropriate time and
                       attention  to  his  or  her  responsibilities   with  the
                       Company.

                  o    The   receipt   of   non-nominal   gifts   or   excessive
                       entertainment from any company with which the Company has current or prospective business dealings.

                  o Being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any immediate family member.

                  o Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

                  Such situations, if material, should always be discussed with the Code of Ethics Contact Person.

                  Anything that would present a conflict for a director, officer, or employee would likely also present a conflict if it is related to a member of his or her family.

                  3. Disclosure. Each director, officer, or employee involved in the Company's disclosure process, including the Chief Executive Officer and the Chief Financial Officer (the "Senior Financial Officers"), is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with the Securities and Exchange Commission ("SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition, and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely, and understandable disclosure.

                  Each director, officer, or employee who is involved in the Company's disclosure process, including without limitation the Senior Financial Officers, must:

                  o    Familiarize   himself  or  herself  with  the  disclosure
                       requirements applicable to the Company as well as the business and financial operations of the Company.

                  o Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, and self-regulatory organizations.

                  o    Properly   review   and   critically   analyze   proposed
                       disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

                  4. Compliance. It is the Company's policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each employee, officer, and director to adhere to the standards and restrictions imposed by those laws, rules, and regulations.

                  It is against Company policy and in many circumstances illegal for a director, officer, or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer, or employee

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may not purchase or sell any of the Company's  securities while in possession of material nonpublic information relating to the Company. Also, any director, officer, or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

                  Any director, officer, or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Code of Ethics Contact Person before making any such purchase or sale.

                  5. Reporting and Accountability. The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer, or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code.

                  Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer, or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

                  Each director, officer, or employee must:

                  o Notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code.

                  o Not retaliate against any other director, officer, or employee for reports of potential violations that are made in good faith.

                  The  Company   will  follow  the   following   procedures   in
investigating and enforcing this Code, and in reporting on the Code:

                  o Violations and potential violations will be reported by the Code of Ethics Contact Person to the Board of Directors, in the case of a violation by a director or executive officer, or the Code of Ethics Contact Person, in the case of a violation by any other employee, after appropriate investigation.

                  o The Board of Directors and the Code of Ethics Contact Person will take all appropriate action to investigate any violations reported to them after appropriate investigation.

                  o If the Board of Directors or the Code of Ethics Contact Person determines that a violation has occurred, they will inform the Board of Directors, in the case of a violation by a director or executive officer, or the Code of Ethics Contact Person in the case of a violation by any other employee.

                  Upon being notified that a violation has occurred, the Board of Directors or the Code of Ethics Contact Person will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

                  From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors. Any waiver for other employees may be made only by the Code of Ethics Contact Person.

                  6. Corporate Opportunities. Directors, officers, and employees owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Directors, officers, and employees are

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prohibited  from taking (or  directing to a third party) a business  opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers, and employees are prohibited from using corporate property, information, or position for personal gain and from competing with the Company.

                  Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers, and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

                  7. Confidentiality. In carrying out the Company's business, directors, officers, and employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Directors, officers, and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any nonpublic information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

                  8. Fair Dealing. We seek to succeed through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer, and employee should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors, and employees. No director, officer, or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

                  9. Protection and Proper Use of Company Assets. All directors, officers, and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

























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